                                                                      EXHIBIT 2

                             FORM OF AGREEMENT OF MERGER


         AGREEMENT OF MERGER, dated _____, 1996, by and between RSx Holdings, Inc., a Delaware corporation ("Holdings"), and ROCKSHOX, INC., a Delaware corporation ("RockShox").

         WHEREAS, the Boards of Directors of Holdings and RockShox have approved an initial public offering (the "Offering") of the common stock, par value $.01 per share, of RockShox ("RockShox Common Stock"); and

         WHEREAS, the Boards of Directors of Holdings and RockShox have approved the merger of Holdings with and into RockShox and the consummation of the transactions contemplated hereby, upon the terms set forth herein.

         NOW, THEREFORE, the parties hereto agree as follows:

                                      ARTICLE 1

                                      THE MERGER

         SECTION 1.1 THE MERGER. Upon the terms of this Agreement, at the Effective Time (as hereinafter defined) in accordance with the Delaware General Corporation Law (the "DGCL"), Holdings shall be merged with and into RockShox and the separate existence of Holdings shall thereupon cease (the "Merger"). RockShox shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation").

         SECTION 1.2 FILING OF MERGER AGREEMENT AND RELATED CERTIFICATE. Immediately prior to the consummation of the Offering, a copy of this Agreement pursuant to Section 251 of the DGCL and any other documents necessary to effect the Merger in accordance with the DGCL shall be filed with the Secretary of State of the State of Delaware and the Merger shall become effective (such time and date are referred to herein as the "Effective Time").

         SECTION 1.3 EFFECTS OF MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

                                      ARTICLE II

                              THE SURVIVING CORPORATION

         SECTION 2.1 CERTIFICATE OF INCORPORATION. At the Effective Time, the Certificate of Incorporation of RockShox, as in effect immediately prior to the Effective Time, shall be amended and restated to read in the form set forth in
Exhibit I hereto.

         SECTION 2.2 BYLAWS. At the Effective Time, the by-laws of RockShox, as in effect immediately prior to the Effective Time, shall be amended and restated to read in the form set forth in Exhibit II hereto.

         SECTION 2.3 DIRECTORS AND OFFICERS. At and after the Effective Time, the board of directors of the Surviving Corporation shall be comprised of the persons comprising the Board of Directors of Holdings immediately prior to the Effective Time and the officers of the Surviving Corporation shall be the officers of Holdings prior to the Effective Time, in each case until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and by-laws.

         SECTION 2.4 STOCK PLAN. At the Effective Time, RSx Holdings, Inc. 1996 Stock Plan shall be assumed by RockShox. In connection therewith, at the Effective Time, to the extent permitted by the terms of the relevant governing instruments, each option ("Holdings Stock Option") to purchase common stock, par value $.01 per share ("Holdings Common Stock"), of Holdings, whether vested or unvested, shall be assumed by RockShox, and each such Holdings Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such option, the same number of shares of RockShox Common Stock as the holder of such Holdings Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded up to the nearest whole share in the case of Holding Stock Options that are non-qualified stock options and rounded down to the nearest whole share in the case of incentive stock options (as defined below)), at a price per share equal to (i) the aggregate exercise price for the shares of Holdings Common Stock purchasable pursuant to such Holding
Stock Option divided by (ii) 88.2 shares of RockShox Common Stock; PROVIDED, HOWEVER, that in the case of any option to which section 421 of the Internal Revenue Code of 1986, as amended (the "Code"), applies by reason of its qualification under any of sections 422-424 of the Code ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with section 424(a) of the Code, subject to the terms and conditions of the relevant governing instruments.

                                     ARTICLE III

                                 CONVERSION OF SHARES

         SECTION 3.1 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of RockShox or Holdings:

              (a) each share of Holdings Common Stock (other than any shares of Holdings Common Stock that are held in the treasury of Holdings and any shares of Holdings Common Stock that are owned by any of Holdings' direct or indirect Subsidiaries (as hereinafter defined)) issued and outstanding immediately prior to the Effective Time shall, subject to Section 3.3 hereof, be converted into, and become exchangeable for, 88.2 shares of RockShox Common Stock;

              (b) each share of Holdings Common Stock that is held in the treasury of Holdings or that is issued and outstanding immediately prior to the Effective Time and owned by any direct or indirect Subsidiary of Holdings shall be cancelled and cease to exist at and after the Effective Time and no consideration shall be delivered with respect thereto; and

              (c) each share of RockShox Common Stock issued and outstanding immediately prior to the Effective Time and owned by Holdings shall be cancelled and cease to exist at and after the Effective Time and no consideration shall be delivered with respect thereto.

         SECTION 3.2  EXCHANGE OF ROCKSHOX CERTIFICATES.

              (a) From and after the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented shares of Holdings Common Stock shall be entitled to receive in exchange therefor (or upon the provision of an appropriate affidavit of lost certificate and an indemnity bond), upon surrender thereof, a certificate or certificates representing the number of whole shares of RockShox Common Stock into which such holder's shares of Holdings Common Stock. From and after the Effective Time, RockShox shall be entitled to treat each certificate formerly representing shares of

Holdings Common Stock (each, a "Holdings Certificate"), that have not yet been surrendered for exchange, as evidencing the ownership of the number of full shares of RockShox Common Stock into which the shares represented by such Holdings Certificates shall have been converted pursuant to Section 3.1 hereof, notwithstanding the failure to surrender such Holdings Certificate. If any certificate for shares of RockShox Common Stock is to be issued in a name other than that in which the Holdings Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for such shares of RockShox Common Stock in a name other than that of the registered holder of the Holdings Certificate surrendered, or shall establish to the satisfaction of RockShox that such tax has been paid or is not applicable.

              (b) The shares of RockShox Common Stock into which shares of Holdings Common Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

         SECTION 3.3 NO FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, no certificates or scrip for fractional shares of RockShox Common Stock shall be issued upon the surrender for exchange of a Holdings Certificate pursuant to this Article III and no dividend or other distribution, stock split or interest with respect to shares of RockShox Common Stock, if any, shall relate to any fractional share, and such fractional interests shall not entitle the owner thereof to vote or to any other rights of a stockholder. In lieu of any such fractional shares, each holder of shares of Holdings Common Stock who would otherwise have been entitled to a fraction of a share of RockShox Common Stock upon surrender of a Holdings Certificate for exchange pursuant to this Article III shall be entitled to receive from RockShox a cash payment (without interest) in lieu of such fractional share equal to such fraction multiplied by the initial public offering price per share of RockShox Common Stock.

                                      ARTICLE IV

                                    MISCELLANEOUS

         SECTION 4.1 AMENDMENT. This Agreement may be amended by the parties hereto, at any time before or after approval hereof by the stockholders of Holdings, provided that after any such approval, no amendment shall be made that
(a) changes the ratio at which shares of Holdings Common Stock are to be converted into shares of RockShox Common Stock pursuant to Section 3.1 hereof,
(b) in any way materially adversely affects the rights of holders of Holdings Common Stock or (c) changes any of the principal terms of this Agreement without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         SECTION 4.2 INTERPRETATION. As used in this Agreement, "Subsidiary" means, with respect to any party, any corporation or other entity of which outstanding securities having ordinary voting power to elect a majority of the board of directors of such corporation or a majority of the voting power of the voting equity interest of such other entity is owned, directly or indirectly, by such party. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, shall be deemed to be followed by the words "without limitation."

         SECTION 4.3 MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof;
(b) is not intended to confer upon any other person any rights or remedies hereunder; (c) shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto; and (d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law).

         SECTION 4.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         SECTION 4.5  PARTIES IN INTEREST.  Subject to the provisions of
Section 4.3(c) hereof, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         SECTION 4.6 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                       RSx HOLDINGS, INC.



                                       By:
                                            --------------------------
                                            Name:
                                            Title:

                                       ROCKSHOX, INC.



                                       By:
                                            --------------------------
                                            Name:
                                            Title: